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                                                                Exhibit 4(ccccc)

                                     Form of

                                  AMENDMENT TO

                              JANUS INVESTMENT FUND

                        INVESTMENT SUB-ADVISORY AGREEMENT

                          JANUS RISK-MANAGED STOCK FUND

     THIS AMENDMENT is made this 28th day of February, 2006, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and ENHANCED INVESTMENT TECHNOLOGIES, LLC, a Delaware limited liability company ("INTECH").

                                   WITNESSETH

     WHEREAS, Janus and INTECH are parties to an Investment Sub-Advisory Agreement on behalf of Janus Risk-Managed Stock Fund (the "Fund"), a series of Janus Investment Fund, a Massachusetts business trust (the "Trust"), dated July 1, 2004, and amended January 1, 2006 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, INTECH or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

     WHEREAS, the name of Janus Risk-Managed Stock Fund has been changed to INTECH Risk-Managed Stock Fund, effective February 28, 2006;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. All references to "Janus Risk-Managed Stock Fund" shall be replaced with "INTECH Risk-Managed Stock Fund."

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the

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Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By:
                                            ------------------------------------
                                            David R. Martin
                                            Executive Vice President and
                                            Chief Financial Officer


                                        ENHANCED INVESTMENT TECHNOLOGIES, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------